Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Quarterly Revenues, EBITDA and Net Income on Higher Coal Sales Volumes and Record Pricing and Increases Quarterly Cash Distribution 3.5% to $0.89 Per Unit

TULSA, OKLAHOMA, April 26, 2011 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record financial results for the quarter ended March 31, 2011 (the “2011 Quarter”). A strong increase in coal sales volumes and record average realized pricing drove revenues in the 2011 Quarter to a record $423.3 million, an increase of 11.2% compared to the quarter ended March 31, 2010 (the “2010 Quarter”). ARLP also posted records in the 2011 Quarter for EBITDA, which increased 19.5% to $142.2 million; net income, which climbed 27.2% to $95.4 million; and net income per basic and diluted partner unit, which increased 27.6% to $1.99 per unit. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release).

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders. The Board increased the cash distribution to unitholders for the 2011 Quarter to $0.89 per unit (an annualized rate of $3.56 per unit), payable on May 13, 2011 to all unitholders of record as of the close of trading on May 6, 2011. The announced distribution represents a 12.7% increase over the cash distribution of $0.79 per unit for the 2010 Quarter and a 3.5% increase over the cash distribution of $0.86 per unit for the fourth quarter of 2010 (the “Sequential Quarter”).

“Our first quarter results have ARLP on track for an eleventh consecutive year of record financial performance,” said Joseph W. Craft III, President and Chief Executive Officer. “In addition to again posting record operating and financial results for the first quarter and delivering strong distribution growth for our unitholders, ARLP’s operations continued to demonstrate their commitment to safety. During the quarter, the miners at our MC Mining complex celebrated 365 consecutive days without a single lost time accident at the Excel #3 mine - leading ARLP to an accident rate well below the industry average.”

Consolidated Financial Results

Three Months Ended March 31, 2011 Compared to Three Months Ended March 31, 2010

Record revenues in the 2011 Quarter were driven primarily by record average coal price realizations and increased coal sales volumes. As a result of increased pricing under ARLP’s coal sales contracts across all mines, average coal sales prices in the 2011 Quarter rose 9.6% to a record $54.08 per ton sold. Increased tons sold from the River View mine pushed coal sales

-MORE-

volumes in the 2011 Quarter to 7.5 million tons, an increase of 2.1% over the 7.4 million tons sold in the 2010 Quarter. Production volumes rose 9.0% in the 2011 Quarter to a record 8.2 million tons, compared to 7.5 million tons in the 2010 Quarter, primarily as a result of increased coal production at the River View mine.

Operating expenses in the 2011 Quarter increased 7.0% to $256.1 million compared to the 2010 Quarter, primarily related to increased coal production and tons sold at the River View mine as a result of the addition of the seventh and eighth production units during the second quarter of 2010. Increased coal production and sales volumes at the River View mine particularly impacted materials and supplies expenses, sales-related expenses, maintenance costs and labor costs during the 2011 Quarter. Operating expenses during the 2011 Quarter also reflect increased costs associated with incidental production at the Tunnel Ridge mine development project and higher maintenance and materials and supplies expenses due to a longwall move and adverse geological conditions at the Mountain View mine.

Financial results for the 2011 Quarter compared to the 2010 Quarter were also impacted by higher depreciation, depletion and amortization, which increased $1.6 million to $37.9 million primarily as a result of additional depreciation expense associated with River View. In addition, outside coal purchases jumped $1.9 million due to increased sales into the export market and general and administrative expenses rose $1.7 million primarily as a result of increased incentive compensation expense.

Regional Results and Analysis

(in millions, except per ton data)	2011 First Quarter	2010 First Quarter	% Change Quarter / Quarter	2010 Fourth Quarter	% Change Sequential

Illinois Basin
Tons sold	6.174	6.076	1.6%	6.297	(2.0)%
Coal sales price per ton (1)	$50.21	$47.14	6.5%	$47.71	5.2%
Segment Adjusted EBITDA Expense per ton (2)	$29.19	$28.45	2.6%	$29.28	(0.3)%
Segment Adjusted EBITDA (2)	$130.7	$114.1	14.5%	$116.4	12.3%

Central Appalachia
Tons sold	0.595	0.607	(2.0)%	0.542	9.8%
Coal sales price per ton (1)	$78.98	$65.32	20.9%	$79.16	(0.2)%
Segment Adjusted EBITDA Expense per ton (2)	$56.36	$54.11	4.2%	$56.11	0.4%
Segment Adjusted EBITDA (2)	$13.6	$6.9	97.1%	$12.6	7.9%

Northern Appalachia
Tons sold	0.769	0.698	10.2%	0.888	(13.4)%
Coal sales price per ton (1)	$65.94	$54.59	20.8%	$67.57	(2.4)%
Segment Adjusted EBITDA Expense per ton(2)	$53.72	$45.83	17.2%	$49.58	8.4%
Segment Adjusted EBITDA (2)	$10.3	$7.0	47.1%	$16.8	(38.7)%

Total (3)
Tons sold	7.538	7.381	2.1%	7.750	(2.7)%
Coal sales price per ton (1)	$54.08	$49.34	9.6%	$52.24	3.5%
Segment Adjusted EBITDA Expense per ton (2)	$34.40	$32.69	5.2%	$34.10	0.9%
Segment Adjusted EBITDA (2)	$154.6	$129.7	19.2%	$146.4	5.6%

-MORE-

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

Increased coal sales volumes from the River View mine in the Illinois Basin and into the export market from the Mettiki mining complex in Northern Appalachia drove ARLP’s total coal sales volumes higher in the 2011 Quarter compared to the 2010 Quarter. Sequentially, overall coal sales volumes decreased 2.7% as a result of a longwall move at the Mountain View mine in Northern Appalachia, delayed barge shipments due to high water conditions at the River View mine in the Illinois Basin and rail transportation disruptions and delays at various other mines in ARLP’s operating regions. Transportation disruptions and delays also contributed to higher coal inventories in the 2011 Quarter, accounting for nearly 430,000 tons of the approximately 774,000 ton increase from the Sequential Quarter. ARLP currently anticipates shipment delays from transportation disruptions during the 2011 Quarter will be resolved over the balance of the year and expects coal inventories to trend lower by year end.

Improved contract pricing in all regions drove average coal sales prices higher by 9.6% to a record $54.08 per ton sold in the 2011 Quarter compared to the 2010 Quarter. Sequentially, coal sales prices increased $1.84 per ton sold due to improved contract pricing in the Illinois Basin region. In Northern Appalachia, coal sales prices were lower by $1.63 per ton compared to the Sequential Quarter as transportation disruptions in the 2011 Quarter impacted sales mix and price realizations.

Total Segment Adjusted EBITDA Expense per ton in the 2011 Quarter increased 5.2% and 0.9% compared to the 2010 and Sequential Quarters, respectively. Higher total Segment Adjusted EBITDA Expense per ton during the 2011 Quarter reflected the previously discussed increases in consolidated coal sales, coal production and operating expenses. The continued impact of increasingly stringent regulatory compliance requirements also contributed to higher Segment Adjusted EBITDA Expense per ton during the 2011 Quarter in all of our operating regions, particularly in Central Appalachia. For the 2011 Quarter, Segment Adjusted EBITDA Expense per ton in the Illinois Basin increased compared to the 2010 Quarter primarily due to lower production at the Dotiki and Warrior mines, partially offset by increased coal production from the River View mine. Segment Adjusted EBITDA Expense per ton increased in Northern Appalachia due to higher costs associated with producing metallurgical quality coal in the 2011 Quarter compared to the 2010 Quarter and increased cost per ton of coal purchased for sale into the export markets in the 2011 Quarter compared to both the 2010 and Sequential Quarters. Segment Adjusted EBITDA Expense per ton in Northern Appalachia was also impacted by a longwall move during the 2011 Quarter at the Mountain View mine and by increased expenses related to development of the Tunnel Ridge mine as incidental coal production continued during the 2011 Quarter.

Outlook

Commenting on Alliance’s outlook Mr. Craft said, “We continue to see strong customer demand for the qualities of coal ARLP produces. Since the beginning of this year, we have executed new sales contracts for approximately 5.5 million tons of coal to be delivered between 2011 and 2014, including 1.0 million tons of coal for the export metallurgical market. Improved market conditions in Central Appalachia will allow our Pontiki operation to bring a mining unit at the Van Lear mine that had been idled since mid-2009 back into production this quarter. Construction activity at the Tunnel Ridge mine development in Northern Appalachia is on schedule to begin

-MORE-

longwall production early next year. Customer interest in our Gibson South development project also continues to be encouraging and we remain optimistic that the market and regulatory environments will support bringing this Illinois Basin mine into production in the 2014 timeframe.”

ARLP continues to anticipate 2011 coal production in a range of 31.6 to 32.6 million tons and has now secured contractual commitments and pricing for substantially all of its estimated coal sales of 32.0 to 33.0 million tons. ARLP has also secured coal sales commitments for approximately 27.3 million tons, 25.9 million tons and 20.0 million tons in 2012, 2013 and 2014, respectively, of which approximately 3.0 million tons in 2012 and 6.2 million tons in both 2013 and 2014 remain open to market pricing.

Based on results to date and current estimates, ARLP is maintaining its previously estimated ranges for 2011 revenues, excluding transportation revenues, of $1.75 to $1.85 billion, EBITDA of $545.0 to $585.0 million, and Net Income $345.0 to $385.0 million. ARLP also continues to anticipate total capital expenditures during 2011 in a range of $320.0 to $360.0 million, including maintenance capital expenditures. (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

A conference call regarding ARLP’s 2011 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (866) 804-6920 and provide pass code 34660224. International callers should dial (857) 350-1666 and provide the same pass code. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 56922239. International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the fourth largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions. ARLP operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia and is also constructing a new mining complex in West Virginia. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

-MORE-

***

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; the impact of recent health care legislation; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to climate change and miner health and safety; our productivity levels and margins earned on our coal sales; unexpected changes in raw material costs; unexpected changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax credits; and, difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

Tons Sold	7,538	7,381
Tons Produced	8,220	7,544

SALES AND OPERATING REVENUES:
Coal sales	$407,685	$364,159
Transportation revenues	9,300	9,705
Other sales and operating revenues	6,273	6,797

Total revenues	423,258	380,661

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	256,118	239,267
Transportation expenses	9,300	9,705
Outside coal purchases	3,789	1,842
General and administrative	12,420	10,701
Depreciation, depletion and amortization	37,862	36,296

Total operating expenses	319,489	297,811

INCOME FROM OPERATIONS	103,769	82,850

Interest expense, net	(9,310)	(7,595)
Interest income	105	51
Other income (expense)	587	(150)

INCOME BEFORE INCOME TAXES	95,151	75,156
INCOME TAX EXPENSE (BENEFIT)	(229)	168

NET INCOME	$95,380	$74,988

GENERAL PARTNERS’ INTEREST IN NET INCOME	$21,005	$17,042

LIMITED PARTNERS’ INTEREST IN NET INCOME	$74,375	$57,946

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.99	$1.56

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.86	$0.775

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	36,748,915	36,690,803

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	March 31, 2011	December 31, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$338,976	$339,562
Trade receivables	123,777	112,942
Other receivables	1,366	2,537
Due from affiliates	152	1,912
Inventories	55,631	31,548
Advance royalties	4,812	4,812
Prepaid expenses and other assets	7,231	10,024

Total current assets	531,945	503,337

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,652,197	1,598,130
Less accumulated depreciation, depletion and amortization	(673,275)	(648,883)

Total property, plant and equipment, net	978,922	949,247

OTHER ASSETS:
Advance royalties	30,464	27,439
Other long-term assets	21,075	21,255

Total other assets	51,539	48,694

TOTAL ASSETS	$1,562,406	$1,501,278

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$68,218	$63,339
Due to affiliates	627	573
Accrued taxes other than income taxes	17,065	13,901
Accrued payroll and related expenses	28,372	30,773
Accrued interest	7,673	2,491
Workers’ compensation and pneumoconiosis benefits	8,358	8,518
Current capital lease obligations	817	295
Other current liabilities	14,950	16,715
Current maturities, long-term debt	18,000	18,000

Total current liabilities	164,080	154,605

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	704,000	704,000
Pneumoconiosis benefits	46,353	45,039
Accrued pension benefit	13,029	13,296
Workers’ compensation	63,235	59,796
Asset retirement obligations	56,567	56,045
Due to affiliates	—	1,954
Long-term capital lease obligations	3,002	165
Other liabilities	3,582	10,595

Total long-term liabilities	889,768	890,890

Total liabilities	1,053,848	1,045,495

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,775,741 and 36,716,855 units outstanding, respectively	812,514	761,875
General Partners’ deficit	(285,301)	(287,371)
Accumulated other comprehensive loss	(18,655)	(18,721)

Total Partners’ Capital	508,558	455,783

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,562,406	$1,501,278

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$120,848	$106,646

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(63,782)	(77,457)
Changes in accounts payable and accrued liabilities	(4,836)	6,048
Proceeds from sale of property, plant and equipment	54	101
Receipts of prior advances on Gibson rail project	528	562

Net cash used in investing activities	(68,036)	(70,746)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	—	33,250
Payments under revolving credit facilities	—	(10,000)
Payments on capital lease obligations	(166)	(79)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(2,324)	(1,265)
Cash contributions by General Partners	87	43
Distributions paid to Partners	(50,995)	(44,653)

Net cash used in financing activities	(53,398)	(22,704)

EFFECT OF CURRENCY TRANSLATION ON CASH	—	(282)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(586)	12,914

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	339,562	21,556

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$338,976	$34,470

-MORE-

Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA” and Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended March 31,		Three Months Ended December 31,	Year Ended December 31,
	2011	2010	2010	2011E Midpoint

Cash flows provided by operating activities	$120,848	$106,646	$126,345	$500,900
Non-cash compensation expense	(1,338)	(856)	(1,110)	(5,200)
Asset retirement obligations	(636)	(644)	(643)	(2,500)
Coal inventory adjustment to market	(1,035)	—	321	—
Net loss on foreign currency exchange	—	(282)	—	—
Net loss on sale of property, plant and equipment	(69)	(70)	(176)	—
Other	(223)	(130)	(1,026)	—
Net effect of working capital changes	15,695	6,620	977	36,800
Interest expense, net	9,205	7,544	7,341	34,000
Income tax expense (benefit)	(229)	168	155	1,000

EBITDA	142,218	118,996	132,184	565,000
Depreciation, depletion and amortization	(37,862)	(36,296)	(37,321)	(165,000)
Interest expense, net	(9,205)	(7,544)	(7,341)	(34,000)
Income tax (expense) benefit	229	(168)	(155)	(1,000)

Net income	$95,380	$74,988	$87,367	$365,000

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key

-MORE-

component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended March 31,		Three Months Ended December 31,
	2011	2010	2010

Operating expense	$256,118	$239,267	$259,578
Outside coal purchases	3,789	1,842	4,956
Other income (expense)	(587)	150	(237)

Segment Adjusted EBITDA Expense	$259,320	$241,259	$264,297
Divided by tons sold	7,538	7,381	7,750

Segment Adjusted EBITDA Expense per ton	$34.40	$32.69	$34.10

Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and general and administrative expenses.

	Three Months Ended March 31,		Three Months Ended December 31,
	2011	2010	2010

EBITDA (See reconciliation to GAAP above)	$142,218	$118,996	$132,184
General and administrative	12,420	10,701	14,185

Segment Adjusted EBITDA	$154,638	$129,697	$146,369

-END-